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                                                                   NEWS RELEASE


Contact: Richard A. Peabody, Chief Financial Officer
         (727) 519-2000

                                                          FOR IMMEDIATE RELEASE



              CHECKERS ANNOUNCES COMPLETION OF MERGER WITH RALLY'S
                        AND 1-FOR-12 REVERSE STOCK SPLIT


CLEARWATER, FL - AUGUST 10, 1999 - CHECKERS DRIVE-IN RESTAURANTS, INC. (NASDAQ:CHKR) announced today that its merger with RALLY'S HAMBURGERS, INC. (NASDAQ:RLLY) is effective as of Monday, August 9, 1999.

Shareholders of Rally's received 1.99 shares of Checkers common stock in exchange for each share of Rally's common stock owned. The 1-for-12 reverse stock split that was approved by Checkers' shareholders at the stockholders' meeting on August 5, 1999 was effected prior to the opening of the market today. Shareholders will receive cash compensation in exchange for fractional shares that resulted from the merger and reverse split.

Jay Gillespie, chief executive officer commented, "We are pleased to have this transaction completed and we are proceeding with other strategic initiatives that have the potential to strengthen our company financially. Included in these initiatives is the testing of a limited breakfast menu with the goal of providing incremental sales during that day-part and the sale of stores in company-owned markets to new or existing franchisees, the proceeds of which could be used to reduce existing debt".

Statements in this release which are not historical facts are "forward looking" statements and "Safe Harbor" statements under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including but not limited to the impact of continued discounting by the company's substantial competitors, success of the company's strategic initiatives and promotion programs including the breakfast menu test, ability of the company to reduce debt by selling stores, consumer acceptance of the company's products, increases in operating costs, availability of adequate numbers of hourly paid employees, decreases in the availability of affordable capital resources and other risks documented in the company's filing on Form 10-K/A dated May 28, 1999 with the Securities and Exchange Commission.

Checkers Drive-In Restaurants, Inc. and its franchisees own approximately 468 Checkers operating primarily in the Southeastern United States and approximately 468 Rally's operating primarily in the Midwestern United States.